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EXHIBIT 3.18A

CERTIFICATE OF INCORPORATION

OF

EMERSON MUSICAL INSTRUMENTS, INC.

    The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

    FIRST:  The name of the corporation is Emerson Musical Instruments, Inc. (hereinafter referred to as the "Corporation").

    SECOND:  The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address it The Corporation Trust Company.

    THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the "GCL").

    FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, par value $0.01.

    FIFTH:  The directors shall have power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

    SIXTH:  Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

    SEVENTH:  The name and mailing address of the incorporator is Edward Kayukov, c/o Milbank, Tweed, Hadley & McCloy, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017.

    WITNESS my signature this 27th day of December, 1996.

/s/ EDWARD KAYUKOV Edward Kayukov Sole Incorporator

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  EXHIBIT 3.18A
CERTIFICATE OF INCORPORATION OF EMERSON MUSICAL INSTRUMENTS, INC.